700 @ $49.71; 1,100 @ $49.72; 1,500 @ $49.73; 1,355 @ $49.74; 100 @ $49.748384;
5,700 @ $49.75;
100 @ $49.755; 100 @ $49.759943; 5,281 @ $49.76; 1,799 @ $49.77; 700 @ $49.78;
441 @ $49.79;
2,146 @ $49.80; 77 @ $49.81; 200 @ $49.83; 2,000 @ $49.84; 1 @ $49.86; 1,000 @
$49.87; 100 @
$49.90; 100 @ $49.91